INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-109636 of Sun Bancorp, Inc. on Form S-3 of our report dated February 3, 2003 (March 19, 2003 as to Note 27) (which expressed an unqualified opinion and an explanatory paragraph concerning the change in accounting for goodwill in 2002 to conform to Statement of Financial Accounting Standards No. 147) incorporated by reference in the Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 1, 2003